Exhibit 99.2

Digerati Technologies Posts Investor Presentation on its Corporate Website

SAN ANTONIO, TX (GlobeNewswire) – June 22, 2021 – – Digerati Technologies, Inc. (OTCQB: DTGI) (“Digerati” or the “Company”), a provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the small to medium-sized business (“SMB”) market, is pleased to announce that it has posted its investor presentation on its corporate website at the following link:

https://digerati-inc.com/pdf/presentation.pdf

Arthur L. Smith, CEO of Digerati, stated, “Coming off a successful quarter with 140% revenue growth and a steady improvement on key financial measures over the past two quarters, we decided it was an opportune time to provide our investor presentation to the public. Management will be updating the presentation on a quarterly basis to keep its shareholders informed on a summary basis of the Company’s financial performance, key milestones achieved and relevant market data.”

About Digerati Technologies, Inc.

Digerati Technologies, Inc. (OTCQB: DTGI) is a provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the business market. Through its operating subsidiaries T3 Communications (T3com.com) and Nexogy (Nexogy.com), the Company is meeting the global needs of businesses seeking simple, flexible, reliable, and cost-effective communication and network solutions including cloud PBX, cloud telephony, cloud WAN, cloud call center, cloud mobile, and the delivery of digital oxygen on its broadband network. Digerati has developed a robust integration platform to fuel mergers and acquisitions in a highly fragmented market as it delivers business solutions on its carrier-grade network and Only in the Cloud™. For more information, please visit www.digerati-inc.com or follow DTGI on LinkedIn, Twitter and Facebook.

Facebook: Digerati Technologies, Inc.

Twitter: @DIGERATI_IR

LinkedIn: Digerati Technologies, Inc.

Investors

The Eversull Group

Jack Eversull

jack@theeversullgroup.com

(972) 571-1624

ClearThink

Brian Loper

bloper@clearthink.capital

(347) 413-4234